AMENDMENT NO. 7

TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment No. 6 (the “Amendment”) to the Investment Sub-Advisory Agreement dated February 18, 2015, as amended (the “Sub-Advisory Agreement”), by and among Olive Street Investment Advisers, LLC (the “Adviser”), BlackRock Investment Management, LLC (the “Sub-Adviser”) and the Bridge Builder Trust (the “Trust”), on behalf of each Fund indicated on Schedule A to this Amendment (each a “Fund” and, collectively, the “Funds”), is entered into and effective as of December 1, 2024, by and among the Adviser, the Sub-Adviser, and the Trust, on behalf of the Funds. All capitalized terms used, but not defined, herein shall have the meanings given to them in the Sub-Advisory Agreement.

WITNESSETH

WHEREAS, the Adviser and the Trust, on behalf of each Fund, have entered into an Investment Advisory Agreement, dated July 10, 2013, as amended (the “Advisory Agreement”), pursuant to which the Adviser renders investment advisory services to the Funds pursuant to the terms and conditions of the Advisory Agreement;

WHEREAS, pursuant to the authority granted to the Adviser under the Advisory Agreement, the Adviser has retained the Sub-Adviser to render portfolio management services to each Fund pursuant to the terms of the Sub-Advisory Agreement;

WHEREAS, pursuant to Section 6(a) of the Sub-Advisory Agreement, each Fund pays the Sub-Adviser for the services provided by the Sub-Adviser to the Fund;

WHEREAS, Schedule A to the Sub-Advisory Agreement sets forth the annual sub-advisory fee rate due to the Sub-Adviser;

WHEREAS, the Adviser, the Sub-Adviser and the Trust, on behalf of the Bridge Builder Municipal Bond Fund, desire to update Schedule A of the Sub-Advisory Agreement to reflect a revised Fee Schedule with respect to such Fund; and

WHEREAS, pursuant to Section 12 of the Sub-Advisory Agreement, the Sub-Advisory Agreement may be amended only by a written instrument signed by all parties to the Sub-Advisory Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Funds and Fees. Schedule A to the Sub-Advisory Agreement is hereby deleted in its entirety and replaced with the new Schedule A attached hereto.

2.

Governing Law. This Amendment shall be governed by, and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

3.

Amendments. Except as specifically amended hereby, the Sub-Advisory Agreement shall continue in full force and effect in accordance with its terms. This Amendment shall not itself be amended except as part of any future amendment to the Sub-Advisory Agreement effected in accordance with the terms thereof.

4.

Severability and Entire Agreement. If any provision of this Amendment shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Amendment’s subject matter. The Trust is entering in this Amendment with the Adviser and Sub-Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered Section hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements among the Trust, the Adviser, and the Sub-Adviser for each such Fund.

5.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

6.

Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Amendment may be communicated by electronic transmission (which shall include email but not facsimile) and shall be binding on the parties so transmitting their signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year written above.

BRIDGE BUILDER TRUST on behalf of the series listed on Schedule A hereto

By:	/s/ Colleen Dean

Name:	Colleen R. Dean

Title: President

OLIVE STREET INVESTMENT ADVISERS, LLC

By:	/s/ Thomas C. Kersting

Name:	Thomas C. Kersting

Title: President

BLACKROCK INVESTMENT MANGEMENT, LLC (Sub-Adviser)

By:	/s/ Jaime Magyera

Name:	Jaime Magyera

Title:	Managing Director

SCHEDULE A

Funds and Fees

Effective December 1, 2024

Series of Bridge Builder Trust	Annual Sub-Advisory Fee Rate
Bridge Builder Core Plus Bond Fund
Bridge Builder Municipal Bond Fund
Bridge Builder Large Cap Growth Fund
Bridge Builder Large Cap Value Fund
Bridge Builder Small/Mid Cap Growth Fund
Bridge Builder Small/Mid Cap Value Fund
Bridge Builder International Equity Fund